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                                                                      EXHIBIT 14

                                    FORM OF
                               FIRST AMENDMENT TO
            THE EXIDE ELECTRONICS GROUP, INC. 1989 STOCK OPTION PLAN
                             AND OPTIONS THEREUNDER

     The Exide Electronics Group, Inc. 1989 Stock Option Plan (the "Plan"), and all Options, SARs, Restricted Shares and Restricted Stock Units currently outstanding under the Plan ("Outstanding Awards"), are hereby amended, effective as of July 16, 1997, as set forth below, pursuant to the authority of the Board set forth in Section 13 of the Plan to amend the Plan. (All capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Plan.)

     1. Section 8 of the Plan is hereby amended to read in its entirety as follows:

          8. Changes in Capitalization. In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Committee or Board may make such substitution or ad-justments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and purchase price of shares subject to outstanding Options, SARs, Restricted Shares and Restricted Stock Units, and/or such other equitable substitution or adjustments, and/or such amendments to other relevant provisions as it may determine to be appropriate in its sole discretion; provided, however, that Section 15 hereof may not be amended in connection with or in anticipation of a Change of Control.

     2. A new Section 15 is hereby added to the Plan, reading in its entirety as follows:

          15. Change of Control. a. Notwithstanding any other provision of the Plan to the contrary (including without limitation Section 5.a. with respect to incentive stock options), in the event of a Change in Control (as defined below):

             i. any Options and SARs outstanding as of the date of such Change of Control that are not then fully exercisable and vested shall become fully exercisable and vested to the full extent of the original grant;

             ii. the Restriction Period applicable to all Restricted Shares shall expire and terminate, all other restrictions to which any Restricted Shares are subject at the time of such Change of Control shall lapse, and all Restricted Shares shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant and stock certificates therefor shall be delivered to the appropriate Participants; and

             iii. the Restriction Period applicable to all Restricted Stock Units shall expire, and payment in full with respect to such Restricted Stock Units shall be made in cash, with the per-share fair market value of such Restricted Stock Units being deemed to equal the Change of Control Price (as defined below); provided, that if such payment in cash would make a Change of Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Board or the Committee shall have the ability to substitute for such cash shares of Common Stock with a fair market value equal to the cash that would otherwise be payable hereunder.

          b.  For purposes of the foregoing:

             i.  "Change of Control" means:

                (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities
           Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person")
           of beneficial ownership (within the meaning of Rule 13d-3 promulgated
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           under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities");
           provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of
           Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition pursuant to a transaction that complies with clauses
           (i), (ii) and (iii) of subsection (c) below; or

                (b) The individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

                (c) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

                (d) The approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

             ii. "Change of Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the

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        result of a tender or exchange offer or a Business Combination, the highest price per share of Stock paid in such tender or exchange offer or Business Combination. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board of Directors.

     3. The foregoing amendments shall be applicable to all Outstanding Awards to the same extent as if they were incorporated into the Agreements relating to such Outstanding Awards, and any provisions of such Agreements with which such amendments conflict shall be disregarded to the extent necessary to give effect to such amendments. In addition, the following provision shall be added to each such Agreement:

          Notwithstanding anything else to the contrary contained herein, in the event of an event described in Section 8 of the Plan as a result of which the shareholders of the Company receive cash for all or a portion of their shares, this Award shall be subject to adjustment pursuant to Section 8 of the Plan but no portion of such Award shall become exercisable for cash unless the Board or the Committee specifically so determines pursuant to said Section 8.

     4. Notwithstanding the foregoing, any amendment made by this First Amendment to the Plan or to any Outstanding Award shall not be effective in connection with a Change of Control or other corporate transaction that the Corporation intends to be eligible for pooling-of-interests accounting under APB No. 16 if and to the extent that giving effect to such amendment would make such transaction ineligible for such accounting treatment.

     5. The Plan is in all other respects ratified and affirmed without amendment.

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